CEO COMPENSATION

On September 22, 2005, the Compensation Committee of the Board of Directors of Nu Skin Enterprises, Inc. (the “Company”) met and approved certain changes to the compensation of M. Truman Hunt, the Chief Executive Officer of the Company, as reflected in Mr. Hunt’s Employment Letter and the Company’s 2005 Executive Incentive Plan (the “Plan”) based on its review of the Company’s performance and Mr. Hunt’s current compensation levels. The Committee engaged an independent compensation consultant to assist it in its review of Mr. Hunt’s compensation package. Effective October 1, 2005, Mr. Hunt’s salary was increased to $665,000 and the Bonus Percentage Level under the Plan for Mr. Hunt was increased from 80% to 100% of his base salary. Under the terms of the Plan, the Bonus Percentage Level represents the amount of the bonus if targeted performance levels are achieved. The amount of bonus payable to Mr. Hunt under the Plan may be more than this level to the extent performance exceeds the targeted performance level. The Committee also revised the number of options to be received by Mr. Hunt on an annual basis to 200,000.